Exhibit 4.2

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of our common stock, par value $0.0001 per share (the “Common Stock”), sets forth the general terms and provisions of our Common Stock. The following summary of our Amended and Restated Articles of Incorporation, as amended (the “Articles”), and Amended and Restated Bylaws (the “Bylaws”) does not describe the Articles and Bylaws in their entirely. We urge you to read our Articles and Bylaws, which are filed as exhibits to our Annual Report on Form 10-K, to which this exhibit is also appended.

Authorized Capital Stock. We have authorized 100,000,000 shares of Common Stock and 8,000,000 shares of preferred stock, par value 0.0001 per share (the “Preferred Stock”), which such Preferred Stock may be issued in one or more series with different rights, preferences and privileges. We have authorized 11,000 shares of Series C-12 Convertible Preferred Stock and 10,000 shares of Series F Convertible Preferred Stock.

Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by our shareholders. The vote of the holders of a majority of the stock present and entitled to vote at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law or specifically required by our Articles or Bylaws. Special shareholder meetings may be called by the Chairman of the Board of Directors, the President, the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors we would have if there were no vacancies, or the holders of 10% or more of outstanding shares of our Common Stock. Any shareholder action may be taken by written consent signed by the holders of outstanding shares having no less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In addition, our Bylaws include an advance notice procedure with regard to the nomination of candidates for election as directors, other than by or at the direction of the Board of Directors, and with regard to matters to be brought before an annual meeting or special meeting of shareholders. Shareholders are entitled to cumulative voting, except if our Common Stock is listed on a national securities exchange, including the New York Stock Exchange and the Nasdaq Stock Market. For so long as our Common Stock is listed on any such national securities exchange, then cumulative voting is not permitted.

Dividends and Other Rights. Holders of our Common Stock are entitled to receive, when and if declared by the Board of Directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes, subject to any dividend preferences that may be attributable to Preferred Stock that may be authorized. In the event of our liquidation, dissolution or winding up, after all liabilities and the holders of each series of Preferred Stock, if any, have been paid in full, the holders of our Common Stock are entitled to share ratably in all remaining assets available for distribution. Our Common Stock has no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to our Common Stock.

Board of Directors. The Board of Directors is not classified. At each annual meeting, the successors to the directors whose term expire at that meeting are elected for a term of office to expire at the next annual meeting after their election or until their successors have been duly elected and qualified. Directors may be removed with or without “cause” by a shareholder vote, unless a number of shares sufficient to elect such director vote against removal. Vacancies may be filled by the Board of Directors or by the shareholders, provided that only shareholders may fill vacancies created by the removal of a director.

Transfer Agent. American Stock Transfer & Trust Company, LLC is the Transfer Agent and Registrar for our Common Stock.